Exhibit 99

Media	Investors
Tom Goyda	Jim Rowe
314-875-8222	415-396-8216

Wells Fargo Reaches Agreement Resolving Freddie Mac

Repurchase Demands on Loans Sold Prior to 2009

DES MOINES, Iowa —Sept. 30, 2013 — Wells Fargo & Co. (NYSE:WFC) announced today that on Sept. 27, 2013 the Company reached an agreement with the Federal Home Loan Mortgage Corporation (Freddie Mac) that resolves substantially all repurchase liabilities related to loans sold to Freddie Mac prior to Jan. 1, 2009.

The $869 million agreement was adjusted for credits related to certain prior repurchases, resulting in a one-time cash payment to Freddie Mac of approximately $780 million. At June 30, 2013, Wells Fargo had fully accrued for the cost of the agreement.

About Wells Fargo

Wells Fargo Home Mortgage is the nation’s leading mortgage lender and services one of every six mortgage loans in the nation. A division of Wells Fargo Bank, N.A., it has a national presence in mortgage stores and banking stores, and also serves the home financing needs of customers nationwide through its call centers, Internet presence and third-party production channels. Wells Fargo Bank, N.A. is an equal housing lender.

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.4 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, and the Internet (wellsfargo.com), and has offices in more than 35 countries to support the bank’s customers who conduct business in the global economy. With more than 270,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 25 on Fortune’s 2013 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially. Wells Fargo perspectives are also available at blog.wellsfargo.com.

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